PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(3) and 424(c)
(To Prospectus dated January 13, 2006)	Commission File No. 333-129715

FTI Consulting, Inc.

Prospectus Supplement No. 3

Dated September 14, 2006

to

Prospectus Dated January 13, 2006

$150,000,000 Principal Amount of

3 3/4% Convertible Senior Subordinated Notes due July 15, 2012

and the Shares of Common Stock Issuable upon Conversion of the Notes

This prospectus supplement supplements and should be read in conjunction with, and may not be delivered or utilized without, the prospectus of FTI Consulting, Inc. dated January 13, 2006 (the “prospectus”), the prospectus supplement no. 1 dated May 24, 2006 and the prospectus supplement no. 2 dated July 31, 2006 (the “prior prospectus supplements”). This prospectus supplement is qualified by reference to the prospectus, the prior prospectus supplements and the documents and information incorporated by reference therein except to the extent that the information in this prospectus supplement updates or supersedes the information contained or incorporated by reference in the prospectus or the prior prospectus supplements.

Investment in our securities involves a number of risks. See section titled “Risk Factors” beginning on page 5 of the prospectus to read about certain factors you should consider before buying our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

FTI Consulting, Inc.

500 East Pratt Street

Suite 1400

Baltimore, Maryland 21202

The date of this prospectus supplement is September 14, 2006.

The information appearing in the table below, as of the date hereof, supplements the information appearing under the heading Selling Securityholders in the prospectus and the prior prospectus supplements, and where the name of a selling securityholder identified in the table below also appears in the table in the prospectus and/or the prior prospectus supplements, the information set forth in the table below regarding that selling securityholder supersedes the information in the prospectus and/or the prior prospectus supplements. The principal amount of Notes and the number of our ordinary shares issuable upon conversion of the Notes indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus supplement forms a part, due to sales or transfers by selling securityholders of such Notes or shares in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which they provided us information regarding their holdings of Notes and our shares of common stock.

	Principal Amount of Notes(1)		Number of Shares of Common Stock(1)(2)
Selling Securityholder(1)	Beneficially Owned Prior to the Offering and Offered Hereby	Percentage of Notes Outstanding	Beneficially Owned Prior to the Offering	Offered Hereby
Jefferies & Co. Inc.(3)	30,000	*	960	960

*	Less than 1%.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in supplements to this prospectus if and when necessary. The amount of notes and the number of shares of our common stock issuable upon conversion of the notes indicated may be in excess of the total amount registered under the shelf registration statement of which this prospectus forms a part, due to sales or transfers by selling securityholders of such notes or shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided us information regarding their holdings of notes and such shares of common stock.

(2)	For purposes of presenting the number of shares of our common stock beneficially owned by holders of notes, we assume a conversion rate of 31.9980 shares of our common stock per $1,000 in principal amount of notes, which is equal to an initial conversion price of $31.25 per share. However, the conversion price is subject to adjustment as described under “Description of the Notes—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the notes, and as a consequence, the number of shares beneficially owned by the holders of notes, may increase or decrease in the future.

(3)	This selling securityholder has advised us that it is a registered broker-dealer. Accordingly under interpretations by the staff of the SEC, this selling securityholder may be deemed to be an “underwriter” within the meaning of the Securities Act. This selling securityholder has advised us that it purchased the securities reflected in this table as being owned by it and offered for sale for investment purposes and that such securities were not acquired as compensation for underwriting activities.

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